Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 27, 2015, with respect to both the interim consolidated financial statements of Enel Brasil S.A. as of September 30, 2015 and for the nine-month period then ended, and the consolidated financial statements of Enel Brasil as of December 31, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2014 and 2013, included in the Registration Statement on Form 20-F of Endesa Américas.

/s/ Ernst & Young Auditores Independentes S.S.

Ernst & Young Auditores Independentes S.S.

Rio de Janeiro, Brazil

December 21, 2015